Exhibit 99


FOR IMMEDIATE RELEASE          FOR MORE INFORMATION Jeff Battcher (404) 713-0274



BellSouth Second Quarter Results To Be Impacted by FX Losses


ATLANTA, June 1, 2001 - BellSouth Corporation (BLS: NYSE) estimated today that it will recognize losses of five to six cents per share in the second quarter of 2001 due to declining currencies in Brazil and Colombia. Although foreign exchange rates could strengthen or decline further during the rest of the year, the dramatic movement in the last two months will result in a non-cash charge to income in the second quarter.

The second quarter foreign exchange loss will also impact results for the year. Adjusted for the five to six cents per share in the current quarter, the Company expects to be within its previous guidance of 7-9% earnings per share growth for the year.

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About BellSouth Corporation
BellSouth Corporation is a Fortune 100 communications services company headquartered in Atlanta, Georgia, serving more than 45 million customers in the United States and 16 other countries, including Argentina, Brazil, Chile, Colombia, Ecuador, Guatemala, Nicaragua, Panama, Peru, Uruguay and Venezuela.

Consistently recognized for customer satisfaction, BellSouth provides a full array of broadband data and e-commerce solutions to business customers, including Web hosting and other Internet services. In the residential market, BellSouth offers DSL high-speed Internet access, advanced voice features and other services. BellSouth also provides online and directory advertising services, including BellSouth Real PagesSM.com

BellSouth owns 40 percent of Cingular Wireless, the nation's second largest wireless company, which provides innovative wireless data and voice services.


In addition to historical information, this document contains forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in domestic or international markets where we operate or have material investments which would affect demand for our services; (ii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; and (iii) higher than anticipated cash requirements for investments, new business initiatives and acquisitions. The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.